Lincoln VULONE 2019
Summary Prospectus for New Investors
XX XX, 2021
The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account M

This summary prospectus summarizes key features of the Lincoln VULONE 2019 Flexible Premium Variable Life Policy issued by us, The Lincoln National Life Insurance Company. You should read this Summary Prospectus carefully, particularly the section titled Important Information You Should Consider About the Contract.
Before you invest, you should review the prospectus, which contains more information about the Policy’s features, benefits, and risks. You can find the prospectus and other information about the contract online at [www.LincolnFinancial.com/[ ]]. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
This Summary Prospectus incorporates by reference the prospectus and statement of additional information (SAI) for the contract, both dated XX XX, 2021, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.
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YOU MAY CANCEL YOUR POLICY WITHIN 10 DAYS OF
RECEIVING IT WITHOUT PAYING FEES OR PENALTIES
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
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Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved the contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

SPECIAL TERMS
The following terms may appear in your prospectus and are defined below:
Accumulation Value (Total Account Value)—An amount equal to the sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value.
Attained Age—An Insured’s Issue Age (shown in the Policy Specifications) plus the number of completed Policy Years.
Beneficiary—The person designated to receive the Death Benefit Proceeds.
Cash Value Accumulation Test—A provision of the Code that requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the net single Premium required to fund the future benefits under the Policy.
Cost of Insurance Charge—This charge is the portion of the Monthly Deduction designed to compensate the Company for the anticipated cost of paying death benefits in excess of the policy value. It is determined by multiplying the Policy's Net Amount at Risk by the Cost of Insurance Rate.
Death Benefit Proceeds—The amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges, if any, are deducted from the Death Benefit Proceeds prior to payment. Riders may impact the amount payable as Death Benefit Proceeds in your Policy.
Debt—The sum of all outstanding loans and accrued interest. May also be referred to as Indebtedness in your Policy.
Fixed Account—An allocation option under the Policy, which is a part of our General Account, to which we credit a guaranteed minimum interest rate.
Fixed Account Value—An amount equal to the value of amounts allocated or transferred to the Fixed Account, plus interest credited, and less any deductions or Partial Surrenders.
Full Surrender—The withdrawal of all policy values.
Good Order—The actual receipt of the requested transaction in writing (or other form subject to our consent) along with all information and supporting legal documentation necessary to effect the transaction.
Grace Period—The period during which you may make Premium Payments (or repay Debt) to prevent Policy Lapse. That period is the later of (a) 31 days after the notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Policy enters the Grace Period.
Guideline Premium Test—A provision of the Code under which the maximum amount of Premium paid in relation to the death benefit and a minimum amount of death benefit in relation to policy value is determined.
Insured—The person on whose life the Policy is issued.
Loan Account (Loan Collateral Account)—The account in which policy Debt accrues once it is transferred out of the Sub-Accounts and/or the Fixed Account. The Loan Account is part of our General Account.
Loan Account Value—An amount equal to any outstanding Policy Loans, including any interest charged on the loans. This amount is held in the Company's General Account.
Modified Endowment Contract (MEC)—A life insurance policy that meets the requirements of Section 7702 and fails the “7-Pay Test” of 7702A of the Code. If the policy is a MEC, withdrawals from your Policy will be treated first as withdrawals of income and then as a recovery of Premium Payments.
Monthly Anniversary Day—The Policy Date and the same day of each month thereafter. If the day that would otherwise be a Monthly Anniversary Day is non-existent for that month, or is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day. The Monthly Deductions are made on the Monthly Anniversary Day.
Monthly Deduction—The amount of the monthly charges for the Cost of Insurance Charge, the Administrative Fee, and charges for riders to your Policy.
Net Amount at Risk—The death benefit minus the greater of zero or the Accumulation Value. The Net Amount at Risk may vary with investment performance, Premium Payment patterns, and charges.

Net Premium Payment—An amount equal to the Premium Payment, minus the Premium Load.
Owner—The person or entity designated as Owner in the Policy Specifications unless a new Owner is thereafter named, and we receive written notification of such change.
Partial Surrender—A withdrawal of a portion of your policy values.
Planned Premium—The amount of periodic Premium (as shown in the Policy Specifications) you have chosen to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice.
Policy Anniversary—The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for the year.
Policy Date—The date (shown on the Policy Specification pages) on which life insurance begins if the necessary Premium has been paid.
Policy Lapse—The day on which coverage under the Policy ends as described in the Grace Period.
Policy Loan—The amount you have borrowed against the Surrender Value of your Policy.
Policy Loan Interest—The charge made by the Company to cover the cost of your borrowing against your Policy.
Policy Specifications—The pages of the Policy which show your benefits, Premium, costs, and other policy information.
Policy Year—Twelve month period(s) beginning on the Policy Date and extending up to but not including the next Policy Anniversary.
Premium (Premium Payment)—The amount paid to us for a life insurance policy.
Premium Load—A deduction from each Premium Payment which covers certain policy-related state and federal tax liabilities as well as a portion of the sales expenses incurred by the Company.
Reduction in Specified Amount—A decrease in the Specified Amount of your Policy.
Right to Examine Period—The period during which the Policy may be returned to us for cancellation.
Specified Amount (Initial Specified Amount)—The amount chosen by you which is used to determine the amount of death benefit and the amount of rider benefits, if any. The Specified Amount chosen at the time of issue is the “Initial Specified Amount”. The Specified Amount may be increased or decreased after issue if allowed by and described in the Policy.
Sub-Account(s)—Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account Values.
Surrender Charge—The charge we may make if you request a Full Surrender of your Policy or request a Reduction in Specified Amount. The Surrender Charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. A schedule of Surrender Charges is included in each Policy.
Surrender Value—An amount equal to the Accumulation Value less any applicable Surrender Charge, less Debt.
Terminally Ill—An illness or physical condition which results in a life expectancy of 12 months or less.
Underlying Fund—The mutual fund the shares of which are purchased for all amounts you allocate or transfer to a Sub-Account.

Important Information You Should Consider About the Policy
An investment in the contract is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for additional information about these topics.
	FEES AND EXPENSES			Location in Prospectus
Surrender Charge (charges for early withdrawal)	For up to 15 years from the date of the Policy and up to 15 years from each increase in Specified Amount, you could pay a Surrender Charge of up to $49.23 per $1,000 of the Specified Amount.For example, if you surrender your Policy for $100,000 or reduce your Specified Amount by $100,000, you could be assessed a charge of up to $4,923.			• Policy Charges and Fees
Transaction Charges (charges for certain transactions)	In addition to Surrender Charges, you may also be charged for other transactions, such as when you make a Premium Payment, transfer Policy Value between Sub-Accounts or exercise certain benefits.			• Policy Charges and Fees
Ongoing Fees and Expenses (periodic charges)	• In addition to Surrender Charges and transaction charges, there are certain ongoing fees and expenses that are charged annually, monthly or daily.• These fees include the Cost of Insurance Charge under the Policy, optional benefit charges, mortality and expense risk charges and Policy Loan interest.• Certain fees are set based on characteristics of the Insured (e.g., age, gender, and rating classification). You should review your Policy Specifications page for rates applicable to you.• Owners will also bear expenses associated with the Underlying Funds under the Policy, as shown in the following table:			• Policy Charges and Fees
	Annual Fee	Minimum	Maximum
	Underlying Fund Fees and Expenses*	0.23%	2.27%
*As a percentage of Underlying Fund assets.
	RISKS			Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			• Principal Risks of Investing in the Policy

	RISKS	Location in Prospectus
Not a Short-Term Investment	• This Policy is not a short-term investment vehicle and is not appropriate for an investor who needs ready access to cash.• Surrender charges apply for 15 years from the Policy Date and 15 years from the date of any increase in your Specified Amount.• These charges may reduce the value of your Policy and death benefit.• Tax deferral is more beneficial to investors with a long-time horizon.	• Principal Risks of Investing in the Policy • Policy Charges and Fees
Risks Associated with Investment Options	• An investment in the Policy is subject to the risk of poor investment performance of the Underlying Funds.• Each Underlying Fund has its own unique risks. You should review each Underlying Fund’s prospectus before making an investment decision.	• Principal Risks of Investing in the Policy
Insurance Company Risks	Any obligations, guarantees, and benefits of the contract are subject to the claims-paying ability of Lincoln Life. If Lincoln Life experiences financial distress, it may not be able to meet its obligations to you. More information about Lincoln Life, including its financial strength ratings, is available upon request from Lincoln Life.	• Principal Risks of Investing in the Policy• Lincoln Life, the Separate Account and the General Account
Policy Lapse	• Sufficient Premiums must be paid to keep your Policy in force. There is a risk of lapse if Premiums are too low in relation to the insurance amount and if investment results of the Sub-Accounts you have chosen are adverse or are less favorable than anticipated.• Outstanding Policy Loans and Partial Surrenders will increase the risk of lapse. The death benefit will not be paid if the Policy Lapsed.	• Principal Risks of Investing in the Policy• Lapse and Reinstatement
	RESTRICTIONS	Location in Prospectus
Investment Options (Subaccounts)	• We reserve the right to charge for each transfer between Sub-Accounts in excess of 24 transfers per year.• We reserve the right to close, add, substitute or remove Sub-Accounts as investment options under the Policies. An Underlying Funds may also be merged into another Underlying Fund.• When the No-Lapse Guarantee rider is in effect, we reserve the right to restrict certain Sub-Account allocations.	• Transfer Fee• Sub-Account Availability and Substitution of Funds• No-Lapse Enhancement Rider

	RESTRICTIONS	Location in Prospectus
Optional Benefit Riders	• Riders may alter the benefits or charges in your Policy. Rider availability and benefits may vary by state of issue or selling broker-dealer and their election may have tax consequences. Riders may have restrictions or limitations, and we may modify or terminate a rider, as allowed. If you elect a particular rider, it may restrict or enhance the terms of your policy, or restrict the availability or terms of other riders or Policy features.	• Riders
	TAXES	Location in Prospectus
Tax Implications	• You should always consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy.• There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA).• Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.	• Tax Issues
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation	• Investment professionals typically receive compensation for selling the Policy to investors.• These investment professionals may have a financial incentive to offer or recommend the Policy over another investment for which the investment professional is not compensated (or compensated less).• Investment professionals may be eligible for certain cash and non-cash benefits. Cash compensation includes bonuses and allowances based on factors such as sales, productivity and persistency. Non-cash compensation includes various recognition items such as prizes and awards as well as attendance at, and payment of the costs associated with attendance at, conferences, seminars and recognition trips, and also includes contributions to certain individual plans such as pension and medical plans.	• Distribution of the Policies and Compensation
Exchanges	Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.	N/A
Overview of the Policy
What is the purpose of the Policy?
Lincoln VULONE 2019 is a flexible premium variable life insurance policy. Its primary purpose is to provide Policy Owners with death benefit protection. In exchange for your Premium Payments, upon the death of the Insured, we will pay the Beneficiary a death benefit. For Policy Owners who need death protection, the Policy can also be a helpful financial tool for financial and investment planning.
The Policy may not be appropriate if you do not have a long term investment time horizon. Although Policy Owners have access to their money at any time, it is not intended for people who may need to make frequent withdrawals or access their money within a short time frame, as such withdrawals can reduce the level of death benefit protection.
When do I have to pay Premiums and how do they get invested?
After the initial minimum Premium Payment is made, there is no minimum Premium required except to keep the Policy in force. You may generally select and vary the frequency and the amount of any Premium Payments up to the Insured’s Attained Age of 121.
After we deduct the Premium Load from your Premium Payment, we allocate your Net Premium Payment at your direction among the Policy’s Sub-Accounts and/or Fixed Account. For monies allocated to the Sub-Account, we use your Premium Payments to purchase shares of funds that follow investment objectives similar to the investment objectives of the corresponding Sub-Account. We refer to these funds as “Underlying Funds,” and they are collectively known as the Elite Series. More information about the Underlying Funds can be found at the back of this prospectus. Comprehensive information on the funds may be found in the funds’ prospectuses which are available online at www.LincolnFinancial.com. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
Although Premium Payments are not required, from time to time, there may be insufficient value to cover the Policy’s Monthly Deductions. If this happens, a Premium Payment will be needed in order to ensure that Policy’s Surrender Value is sufficient to pay the Monthly Deductions. If a Premium Payment is not made, the Policy will lapse.
What are the primary features and options that the Policy Offers?
Death Benefit Protection. Upon the death of the Insured, we will pay your designated Beneficiary a death benefit. See the Death Benefit section of this prospectus for more information.
Access to Policy Values through Surrenders and Withdrawals. You may request a Full Surrender of your Policy, and we will pay you its Surrender Value. You may also withdraw a Partial Surrender, which is a portion of the Surrender Value.
Loans. You may take a loan on the Policy, which is subject to interest.
Transfers. Generally, you may transfer funds among the Sub-Accounts and the Fixed Account. We also offer two automated transfer programs: Dollar Cost Averaging and Portfolio Rebalancing.
Tax Treatment. Variable life insurance policies have significant tax advantages under current tax law. Policy values accumulate on a tax-deferred basis until withdrawn, and transfers from one Sub-Account to another or to the Fixed Account generate no current taxable gain or loss.
Additional Benefits. There are several additional benefits you may add to your Policy by way of riders, including benefits that accelerate the payment of your death benefit under certain circumstances or help manage the risk of Policy Lapse. For example, with respect to Policy Lapse, the Policy offers (a) the No-Lapse Protection Rider, which may prevent a Policy from Lapsing where the Surrender Value under the Policy is insufficient to cover the Monthly Deductions if the requirements of the rider, including requirements as to timing and amount of Premium Payments, are met and (b) the Premium Reserve Rider, which allows you to pay Premiums in addition to those you plan to pay for the base Policy, and to have such amounts accumulate in the same manner as if they had been allocated to your Policy but without (as detailed in the rider) being subject to all charges and expenses of your Policy. An additional charge may apply if you elect a rider. The riders available with this Policy are listed in Riders section of this prospectus.

Benefits Available Under the Policy
In addition to the Death Benefit under the Policy, other standard and optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table. More information about each rider follows the table.
Name of Rider	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Basic Accelerated Benefits Riders	Advances a portion of the death benefit upon Insured being Terminally Ill, critically ill or confined to a nursing home.	Optional	• Availability is subject to underwriting criteria (including age and state of health).• Terminal illness coverage is up to 50% of the death benefit.• Nursing Home Confinement coverage is up to 40% of the death benefit.• Terminal Illness coverage and Nursing Home Confinement coverage is subject to an overall maximum of $250,000.• Critical illness coverage is 5% of the death benefit subject to a maximum of $25,000 upon the occurrence of the first critical illness.• The illness or confinement must meet conditions of the Rider to qualify for payments.
Lincoln LifeEnhance® Accelerated Benefits Rider	Advances payment of up to 100% of the Original Benefit upon the occurrence of chronic or terminal illness.	Optional	• Start of benefit payments will terminate the Premium Reserve Rider and Enhanced Surrender Value Rider, if applicable.• Availability subject to underwriting criteria (including age and state of health) at time of Policy purchase only.• The chronic illness or terminal Illness, must meet conditions of the Rider to qualify for payments.
Lincoln LifeAssure® Accelerated Benefits Rider.	Advances up to 100%[2] of the Original Benefit upon the occurrence of a chronic or terminal illness.	Optional	• Start of benefit payments will terminate the Premium Reserve Rider and Enhanced Surrender Value Rider.• Availability subject to underwriting criteria (including age and state of health) at time of Policy purchase only.• The chronic or terminal illness, must meet conditions of the Rider to qualify for payments.• Benefit payments received will be less than the amount accelerated because each payment is subject to a discount factor for early payment

Name of Rider[1]	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Lincoln Care CoverageSM Accelerated Benefits Rider	Pays a portion of the death benefit in the form of monthly payments for the reimbursement of expenses related to long-term care services.	Optional	• Start of benefit payments will terminate the any other Accelerated Benefit Rider, Enhanced Surrender Value Rider, and Premium Reserve Rider you elected.• Availability is subject to underwriting criteria (including age and state of health) at time of Policy purchase only.• The long-term care services must meet conditions of the Rider to qualify for reimbursement.• If you exercise any other Accelerated Benefit Rider or the Overloan Protection Rider, this rider will terminate.
Long-Term Care Rider	Provides monthly benefit payments for the reimbursement of expenses incurred by the Insured for Covered Services.	Optional	• Amounts we reimburse are subject to a monthly maximum dollar amount that can be accelerated each Policy Month.• Availability is subject to underwriting criteria (including age and state of health) at time of Policy purchase only.• The long-term care services must meet conditions of the Rider to qualify for reimbursement.
Change of Insured Rider	Permits a change in the person who is Insured under the Policy.	Optional	• Benefit ceases to be available on the contract anniversary closet to the current Insured’s 65th birthday.• The new Insured is subject to underwriting requirements.• Policy value requirements apply.• Policy charges applicable to the new Insured may differ from charges applicable to the current Insured.• Any change in Insured is a taxable event.
Enhanced Surrender Value Rider	Provides an enhanced Surrender Value free of a Surrender Charge if you fully surrender your Policy during the first five Policy Years.	Optional	Available at Policy purchase only.
No-Lapse Enhancement Rider	Prevents lapse if the Policy’s Surrender Value is insufficient to cover the Monthly Deductions.	Standard	You may not allocate Accumulation Value and Premium Payments to the to the Money Market Sub-Account.

Name of Rider[1]	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Overloan Protection Rider	Provides that your Policy will not lapse solely based on Debt exceeding the Surrender Value.	Optional	Once you exercise the benefit, the following changes will be made to your Policy:• We will no longer allow Premium Payments, Partial Surrenders, or changes to the Specified Amount• All other riders will be terminated• No additional Monthly Deductions will be taken• The Separate Account Value will be transferred to the Fixed Account• The Policy will become paid-up insurance (i.e. no further payment will be required)
Premium Reserve Rider	Allows you to pay some Premiums that accumulate in the same manner as if they had been allocated to your Policy without being subject to all Policy charges and expenses. The Premium Reserves, in turn, can be used to prevent the Policy from lapsing.	Standard	• Premiums allocated to the Premium Reserve Rider do not increase the Policy’s Accumulation Value and, therefore, will not decrease the Net Amount at Risk. This means your cost of insurance charges will not decrease.• If the entire Premium Reserve is transferred to prevent a lapse, the rider will terminate, and no future Premium Payments to the rider are permitted.
Waiver of Monthly Deduction Rider	Waives monthly deductions during periods of total disability.	Optional	• Available at Policy purchase only.• The disability must meet conditions and commence prior to the Policy Anniversary nearest the Insured’s 65th birthday to qualify for payments.
Buying the Policy
You may select and vary the frequency and the amount of Premium Payments and the allocation of Net Premium Payments. After the initial Premium Payment is made there is no minimum Premium required, except to keep the Policy in force. Premium Payments may be required from time to time in order to ensure that the Surrender Value of the Policy is sufficient to pay the Monthly Deductions. Otherwise, the Policy will lapse. (See the “Lapse and Reinstatement” section of this prospectus). Premiums may be paid any time before the Insured attains age 121, subject to our right to limit the amount or frequency of additional Premium Payments. (See the “Planned Premiums; Additional Premiums” section of this prospectus).
The initial Premium must be paid for policy coverage to be effective.
Allocation of Net Premium Payments
Your “Net Premium Payment” is the portion of a Premium Payment remaining after deduction of the Premium Load. The Net Premium Payment is available for allocation to the Sub-Accounts and the Fixed Account.

You first designate the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account on a form provided by us for that purpose. Net Premium Payments will be allocated on the same basis as the initial Net Premium Payment unless we are instructed otherwise, in writing. You may change the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account at any time.
The amount of Net Premium Payments allocated to the Sub-Accounts and Fixed Account must be in whole percentages and must total 100%. We credit Net Premium Payments to your Policy as of the end of the “Valuation Period” in which it is received in Good Order at our Administrative Office. Premium Payments received from you or your broker-dealer in Good Order at our Administrative Office prior to the close of the NYSE (normally 4:00 p.m., Eastern time on a business day), will be processed using the accumulation unit value computed on that Valuation Date. Premium Payments received in Good Order after market close will be processed using the accumulation unit value computed on the next Valuation Date. Premium Payments submitted to your registered representative will generally not be processed by us until they are received from your representative’s broker-dealer.  Premium Payments placed with your broker-dealer after market close will be processed using the accumulation unit value computed on the next Valuation Date. There may be circumstances under which the NYSE may close early (prior to 4:00 p.m., Eastern time). In such instances, Premium Payments received after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
The Valuation Period is the time between “Valuation Days”. A Valuation Day is every day on which the New York Stock Exchange is open and trading is unrestricted. Your policy values are calculated on every Valuation Day.
Planned Premiums; Additional Premiums
Planned Premiums are the amount of periodic Premium (as shown in the Policy Specifications) you choose to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice. We reserve the right to stop sending Premium reminder notices if no Premium Payment has been made within 2 Policy Years. Premium Payments may be billed annually, semi-annually, or quarterly. You may arrange for monthly pre-authorized automatic Premium Payments at any time.
In addition to any Planned Premium, you may make additional Premium Payments. These additional payments must be sent directly to our Administrative Office, and will be credited when received by us.
Unless you specifically direct otherwise, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy Lapse) will be applied as Premium and will not repay any outstanding loans. There is no Premium Load on any payment which you specifically direct as repayment of an outstanding loan.
You may increase Planned Premiums, or pay additional Premiums, subject to the certain limitations. We reserve the right to limit the amount or frequency of additional Premium Payments. You may decrease Planned Premiums. However, doing so will impact your policy values and may impact how long your Policy remains in force.
We may require evidence of insurability if any payment of additional Premium (including Planned Premium) would increase the difference between the Specified Amount and the Accumulation Value. If we are unwilling to accept the risk, your increase in Premium will be refunded without interest.
We may decline any additional Premium (including Planned Premium) or a portion of a Premium that would cause total Premium Payments to exceed the limit for life insurance under federal tax laws. Our test for whether or not your Policy exceeds the limit is referred to as the Guideline Premium Test or, if you so elected at the time you applied for the Policy, the Cash Value Accumulation Test. The excess amount of Premium will be returned to you. We may accept alternate instructions from you to prevent your Policy from becoming a MEC. Refer to the section headed “Tax Issues” for more information.
Standard DEATH BENEFITS
The “Death Benefit Proceeds” is the amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges (such as Monthly Deductions), if any, are deducted from the

Death Benefit Proceeds prior to payment. Riders, including the No-Lapse Enhancement Rider and the Premium Reserve Rider, may impact the amount payable as Death Benefit Proceeds in your Policy. The Guaranteed Minimum Death Benefit that you select under the provisions of the No-Lapse Enhancement Rider will only affect the Death Benefit Proceeds while the rider’s No-Lapse Provision is maintaining the Policy in force. The annual statement you receive will show whether or not the No-Lapse Provision is maintaining your Policy in force. As discussed in more detail in the “Riders” section of this prospectus, the No-Lapse Enhancement Rider may provide a death benefit which differs from that paid under the Policy.  The Premium Reserve Rider Accumulation Value, if any, less any Debt under the Premium Reserve Rider, will be added to the Policy's Death Benefit Proceeds.  If the Policy's death benefit is paid pursuant to the terms of the No-Lapse Enhancement Rider, the Premium Reserve Rider Accumulation Value, if any, less any Debt under the Premium Reserve Rider, will be added to the death benefit payable under the terms of that rider.
Death Benefit Proceeds
The Death Benefit Proceeds payable upon the death of the Insured will be the greater of:
1)	the Specified Amount on the date of the death of the Insured, less any Debt; or
2)	an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt. (Please note that the investment performance of the Sub-Accounts you have chosen will impact the Accumulation Value and therefore may affect the amount of Death Benefit Proceeds payable.)
Death Benefit Qualification Test
You will have the opportunity to choose between the two death benefit qualification tests defined in Section 7702 of the Internal Revenue Code of 1986 as amended (“Code”), the “Cash Value Accumulation Test” and the “Guideline Premium Test”. If you do not choose a death benefit qualification test at that time, you will be deemed to have chosen the Guideline Premium Test. Once your Policy has been issued and is in force, the death benefit qualification test cannot be changed.
The Guideline Premium Test calculates the maximum amount of Premium that may be paid to provide the desired amount of insurance for an Insured of a particular age. Because payment of a Premium amount in excess of this amount will disqualify the Policy as life insurance, we will return to you any amount of such excess. The test also applies a prescribed percentage factor, to determine a minimum ratio of death benefit to Accumulation Value. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
The Cash Value Accumulation Test requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the “Net Single Premium” required to fund the future benefits under the Policy. (The “Net Single Premium” is calculated in accordance with Section 7702 of the Code and is based on the Insured’s age, risk classification and gender.) At any time the Accumulation Value is greater than the Net Single Premium for the proposed death benefit, the death benefit will be automatically increased by multiplying the Accumulation Value by a percentage that is defined as $1,000 divided by the Net Single Premium. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
The tests differ as follows:
(1)	The Guideline Premium Test expressly limits the amount of Premium that you can pay into your Policy while the Cash Value Accumulation Test does not.
(2)	The factors that determine the minimum death benefit relative to the Policy’s Accumulation Value are different and required increases in the minimum death benefit due to growth in Accumulation Value will generally be greater under the Cash Value Accumulation Test.
(3)	If you wish to pay more Premium than is permitted under the Guideline Premium Test, for example to target a funding objective, you should consider the Cash Value Accumulation Test, because it generally permits the payment of higher amounts of Premium. Please note that payment of higher Premiums could also cause your Policy to be deemed a MEC (see Tax Issues, sub-section Policies That Are MEC's in your prospectus).
(4)	If your primary objective is to maximize the potential for growth in Accumulation Value, or to conserve Accumulation Value, generally the Guideline Premium Test will better serve this objective.
(5)	While application of either test may require an increase in death benefit, any increase in the Cost of Insurance Charges that arises as a result of the increase in the Policy’s Net Amount at Risk will generally be less under the Guideline Premium Test than under the Cash Value Accumulation Test. This is because the required adjustment to the death benefit under the Guideline Premium Test is lower than that which would result under the Cash Value Accumulation Test.
You should consult with a qualified tax advisor before choosing the death benefits qualification test.
Please ask your registered representative for illustrations which demonstrate the impact of selection of each test on the particular policy, including any riders, which you are considering.
Payment of Death Benefit Proceeds
Proof of death should be furnished to us at our Administrative Office as soon as possible after the death of the Insured. This notification must include a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.
After receipt at our Administrative Office of proof of death of the Insured, the Death Benefit Proceeds will ordinarily be paid within seven days. The proceeds will be paid in a lump sum or in accordance with any settlement option selected by the Owner or the Beneficiary. Payment of the Death Benefit Proceeds may be delayed if your Policy is contested or if Separate Account Values cannot be determined.
Every state has unclaimed property laws which generally declare property, including monies owed (such as death benefits) to be abandoned if unclaimed or uncashed after a period of three to five years from the date the property is intended to be delivered or date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered and, if after a thorough search, we are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or the Owner last resided, as shown on our books and records, or to our state of domicile. This “escheatment” is revocable, however, and the state is obligated to pay the death benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation. To prevent such escheatment, it is important that you contact us and update your Beneficiary designations, including addresses, if and as they change.
Making withdrawals: accessing the money in your policy
You may surrender your Policy at any time by sending us your Policy along with a written request for surrender. If you surrender your Policy, all coverage will automatically terminate and may not be reinstated. Consult your tax advisor to understand tax consequences of any surrender you are considering.
The Surrender Value of your Policy is the amount you can receive by surrendering the Policy. The Surrender Value is:
(i) the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charge, plus
(ii) the Premium Reserve Rider Accumulation Value less any Debt, minus
(iii) any Surrender Charge not covered by the Policy's Accumulation Value (which is not deducted in (i) above).
Policy Debt includes loans under the Policy and Premium Reserve Rider Debt includes loans under the Premium Reserve Rider.

If we receive a surrender or Partial Surrender request in Good Order at our Administrative Office before the close of the New York Stock Exchange (normally 4:00 p.m., Eastern time on a business day), we will process the request using the accumulation unit value computed on that Valuation Date.  If we receive a surrender or Partial Surrender request in our Administrative Office after market close, we will process the request using the accumulation unit value computed on the next Valuation Date.  There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., Eastern time). In such circumstances, surrenders or Partial Surrenders requested after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
Any surrender results in a withdrawal of values from the Sub-Accounts and Fixed Account and from the Premium Reserve Rider Sub-Accounts and Premium Reserve Rider Fixed Account that have values allocated to them. Any surrender from a Sub-Account or from a Premium Reserve Rider Sub-Account will result in the cancellation of Variable Accumulation Units. The cancellation of such units will be based on the Variable Accumulation Unit Value determined at the close of the Valuation Period during which the surrender is effective. Surrender proceeds will generally be paid within seven days of our receipt of your request.
Partial Surrender
You may make a Partial Surrender, withdrawing a portion of your policy values. You must request a Partial Surrender in writing. The amount of any Partial Surrender may not exceed 90% of the Policy's Surrender Value as of the date of your request for a Partial Surrender. We may limit Partial Surrenders to the extent necessary to meet the federal tax law requirements. Each Partial Surrender must be at least $500. Partial Surrenders are subject to other limitations as described below. If you wish to make a surrender in excess of 90% of the Surrender Value of your Policy, you must specifically request a Full Surrender of your Policy. Charges for Full Surrenders will apply (see section headed “Surrender Charges” for a discussion of Surrender Charges). Your Policy’s Surrender Value equals the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charges. Policy Loans are Debt under your Policy and will reduce the Surrender Value available to you.
Partial Surrenders will reduce the Accumulation Value and may reduce the Specified Amount. The amount of the Partial Surrender will be withdrawn first from the Premium Reserve Rider Sub-Accounts and Premium Reserve Rider Fixed Account in proportion to their values, and when such values are reduced to zero then from the Sub-Accounts and Fixed Account in proportion to their values. (See discussion in section headed “Riders—Premium Reserve Rider” for further details.)
A Partial Surrender will reduce the Specified Amount by the greater of:
a. zero; or
b. an amount equal to the amount of the Partial Surrender minus the result of [(1) minus (2)] divided by (3) where:
(1) is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the Partial Surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;
(2) is the Specified Amount immediately prior to the Partial Surrender; and
(3) is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
Partial Surrenders are deducted when the No-Lapse Value and the Reset Account Value of the No-Lapse Enhancement Rider are calculated. (See discussion in section headed “Riders – No-Lapse Enhancement Rider” for a detailed discussion of how benefits of this rider may be impacted by reductions of these values.)
Partial Surrender proceeds will generally be paid within seven days of our receipt of your request.
How your policy can lapse
If at any time:
1)	the Surrender Value of the Policy is insufficient to pay the Monthly Deduction, and

2)	the provisions of the No-Lapse Enhancement Rider are not preventing termination of the Policy, then all coverage will terminate. This is referred to as “Policy Lapse”.
The Surrender Value may be insufficient:
1)	because it has been exhausted by earlier deductions;
2)	as a result of poor investment performance;
3)	due to Partial Surrenders;
4)	due to Debt for Policy Loans; or
5)	because of a combination of any of these factors.
If we have not received your Premium Payment (or payment of Debt on Policy Loans) necessary so that the Surrender Value of your Policy is sufficient to pay the Monthly Deduction amount on a Monthly Anniversary Day, we will send a written notice to you, or any assignee of record. The notice will state the amount of the Premium Payment (or payment of Debt on Policy Loans) that must be paid to avoid termination of your Policy.
If the amount stated in the notice is not paid to us within the Grace Period and any Premium Reserve Accumulation Value automatically transferred at the end of the Grace Period is also insufficient to keep the Policy in force, then the Policy will terminate. The Grace Period is the later of (a) 31 days after the notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Monthly Deduction could not be paid. If the Insured dies during the Grace Period, we will deduct any charges due to us from any death benefit that may be payable under the terms of the Policy.
Reinstatement of a Lapsed Policy
If your Policy has lapsed and the Insured has not died since lapse, you may reinstate your Policy within five years of the Policy Lapse date, provided:
1)	it has not been surrendered;
2)	there is an application for reinstatement in writing;
3)	satisfactory evidence of insurability is furnished to us and we agree to accept the risk for the Insured;
4)	we receive a payment sufficient to keep your Policy in force for at least two months; and
5)	any accrued loan interest is paid and any remaining Debt is either paid or reinstated.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve your application for reinstatement. Surrender Charges will be based on the duration from the original Policy Date as though the Policy never lapsed. Your Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due. If a Policy Loan is being reinstated, the Policy's Accumulation Value at reinstatement will be the Accumulation Value on the date the Policy lapsed plus the Net Premium Payment made less all Monthly Deductions due.

Additional information about fees
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy Specifications page for information about specific fees you will pay each year based on the options you have elected.
Transaction Fees
The first table describes the fees and expenses that you will pay at the time that you buy your Policy, surrender or make withdrawals from your Policy, or transfer cash value between Sub-Accounts.
Charge	When Charge is Deducted	Amount Deducted
Maximum Sales Charge Imposed on Premiums (Load)	When you pay a Premium.	As a percentage of the Premium Payment paid:
• 10% in Policy Years 1-5
• 6% in Policy Years 6-10
• 3% in Policy Years 11+
Inclusive of 3% charge for state premium and federal tax obligations
Maximum Surrender Charge (Load)*	When you take a Full Surrender or reduce the Specified Amount[1]	Maximum charge: $49.23 per $1,000 of Specified Amount Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $34.29 per $1,000 of Specified Amount
Transfer Fee	Applied to any transfer request in excess of 24 made during any Policy Year.	$25
*	Charge varies based on individual characteristics. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
[1]	For up to 15 years from the Policy Date and up to 15 years from the effective date of each increase in Specified Amount, a Surrender Charge will be deducted at the time you effect a Full Surrender of your Policy. For up to 15 years from the Policy Date or up to 15 years from the effective date of each increase in Specified Amount, a Surrender Charge may be deducted at the time you effect a Reduction in Specified Amount.
Periodic Charges Other than Annual Underlying Fund Fees and Operating Expenses
The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Underlying Fund fees and operating expenses.

Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges
Cost of Insurance*	Monthly	As a dollar amount per $1,000 of Net Amount at Risk[1]:
• Maximum: $83.33 per $1,000
• Minimum: $0.00 per $1,000
• Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $0.19 per $1,000
Mortality and Expense Risk Charge (“M&E”)	At end of each Valuation Period	Maximum of 1.15%, effective annual rate, as a percentage of Separate Account value, calculated daily[2]
Administrative Fee*	Monthly	$15, plus an additional amount up to a maximum of $5.58 per $1,000 of Initial Specified Amount or increase in Specified Amount[3]
Policy Loan Interest	Annually	6%, as an annualized percentage of amount held in the Loan Account[4]
Standard Benefit Charges
Interest on Accelerated Benefit Lien	Annually	6%, as an annualized percentage of Accelerated Benefit up to Surrender Value, plus additional amount of variable interest as a percentage of Accelerated Benefit exceeding Surrender Value[5]
Overloan Protection Rider	Upon use of the benefit	One-time charge of up to a maximum of 3%, as a percentage of current Accumulation Value
Optional Benefit Charges
Basic Accelerated Benefits Riders[6]	Upon any payment of the rider’s benefit	$250, deducted from the benefit payment
Enhanced Surrender Value Rider	Monthly (in Policy Years 2-5 only)	$0.0625 per $1,000 of Initial Specified Amount
Premium Reserve Rider	When you allocate a Premium Payment to this rider[7]	As a percentage of the Premium Payment allocated to this rider:
• 10% in Policy Years 1-5
• 6% in Policy Years 6-10
• 3% in Policy Years 11+

Charge	When Charge is Deducted	Amount Deducted
Lincoln LifeEnhance® Accelerated Benefits Rider Cost of Insurance*	Monthly	As a dollar amount per $1,000 of Net Amount at Risk or Rider Net Amount at Risk, as applicable:
• Maximum: $59.98 per $1,000
• Minimum: $0.00 per $1,000
• Charge for a Representative Insured (male, age 45, standard non-tobacco, in year one): $1.93 per $1,000
Lincoln LifeAssure® Accelerated Benefits Rider	Upon any payment of the rider’s benefit	$250, deducted from the benefit payment
Lincoln Care CoverageSM Accelerated Benefits Rider*	Monthly	As a dollar amount per $1,000 of Initial LTC Specified Amount (for the first 10 Policy Years from the Policy Date)[8]:
• Maximum: $0.035 per $1,000
• Minimum: $0.002 per $1,000
• Charge for a Representative Insured (male, age 45, couples discount): $0.008
Plus an additional amount, as a dollar amount per $1,000 of Rider Net Amount at Risk:
• Maximum: $1.78123 per $1,000
• Minimum: $0.00165 per $1,000
• Charge for a Representative Insured (male, age 45, couples discount, 2% Maximum Monthly LTC Benefit Percentage, in year one): $0.00211 per $1,000

Charge	When Charge is Deducted	Amount Deducted
Long-Term Care Rider	Monthly	Administrative LTC Rider Fee for the first 10 Policy Years from the Policy Date
• Maximum: $0.035 per $1,000
• Minimum: $0.002 per $1,000
• Maximum charge for a Representative Insured (male, age 45): $0.008 per $1,000
Plus a dollar amount per $1,000 of Rider Net Amount at Risk
• Maximum: $2.54198 per $1,000
• Minimum: $0.00076 per $1,000
• Maximum charge for a Representative Insured (male, age 45, 2% Maximum Monthly LTC Benefit Percentage, in year one): $0.00323 per $1,000
Waiver of Monthly Deduction Rider*	Monthly	Rate factor as a percentage of all other covered monthly charges:
• Maximum: 12%
• Minimum: 2%
• Charge for a Representative Insured (male, age 45, standard non-tobacco): 3.5%
*	Charge varies based on individual characteristics. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
[1]	Individuals with a higher mortality risk than standard issue individuals can be charged from 125% to 800% of the standard rate. However, under no circumstances would it be higher than the maximum amount shown.
[2]	Guaranteed at an effective annual rate of 1.15% in Policy Years 1-10 and 0.45% in Policy Years 11 and beyond.
[3]	The additional amount applies for the first 10 Policy Years from the Policy Date or any increase in Specified Amount. The additional amount varies based on individual characteristics. Per $1,000 of Initial Specified Amount or increase in Specified Amount, the maximum additional amount is $5.58 per $1,000, the minimum amount is $0.01 per $1,000, and the charge for a representative Insured (male, age 45, standard non-tobacco) is $0.37 per $1,000.
[4]	Although deducted annually, interest accrues daily. When you request a Policy Loan, amounts equal to the amount of the loan you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than 5% in Policy Years 1-10 and 6% in Policy Years 11 and beyond.
[5]	Under the Basic Accelerated Benefits Riders, payments of benefits are considered as liens and are charged interest as shown. Variable interest shall be at a rate not to exceed higher of (i) published monthly average of

Moody’s Corporate Bond Yield Average - Monthly Average Corporates (determined 30 days in advance of beginning of Policy Year) and (ii) the rate used to compute the Accumulation Value of the Fixed Account plus 1%. Although deducted annually, interest accrues daily. When you request an Accelerated Benefit, amounts equal to the amount of the Accelerated Benefit you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than 5% in Policy Years 1-10 and 6% in Policy Years 11 and beyond.
[6]	There are two versions of this rider. The payment of a benefit under either version of the rider is considered a loan against the Policy.
[7]	Allocations of Premium Payments to the rider are at your discretion. Allocations of Premium Payments to the rider are subject to the charge shown in “Periodic Charges Other than Annual Underlying Fund Fees and Operating Expenses” and are not subject to the “Maximum Sales Charge Imposed on Premiums Paid” shown under “Transaction Fees”. This charge is called the Premium Reserve Rider Premium Load. Rider Accumulation Value allocated to the Separate Account is subject to the Mortality and Expense Risk Charge (which does not exceed 1.15% for Policy Year 1 – 10 and 0.45% in Policy Years 11 and beyond).
[8]	Individuals with higher mortality risk than standard issue individuals can be charged from 125% to 200% of the standard rate. However, under no circumstances would it be higher than the maximum amount shown.
The next item shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you own the Policy. A complete list of Underlying Funds available under the Policy, including their annual expenses, may be found in the Funds Available Under the Contract Appendix to this prospectus.
Total Annual Fund Operating Expenses	Minimum	Maximum
(expenses are deducted from fund assets, including management fees, distribution, and/or 12b-1 fees, and other expenses)	0.23%	2.27%*
*	Any expense waivers or reimbursements will remain in effect until at least April 30, 2021 and can only be terminated early with approval by a fund’s board of directors.

Appendix A: Funds Available Under the Contract
The following is a list of funds currently available under the Policy, which is subject to change as discussed in the prospectus for the Policy. Before you invest, you should review the prospectuses for the funds. The prospectuses contain more information about the funds and their risks and may be amended from time to time. You can find the prospectuses and other information about the funds online at [www.LincolnFinancial.com/[ ]]. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The current expenses and performance information below reflects fees and expenses of the funds, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
AIM Variable Insurance Funds (Invesco Variable Insurance Funds), advised by Invesco Advisers, Inc.
Invesco Variable Insurance International Growth Fund (Series I Shares), advised by Invesco Advisers, Inc.	Long-term growth of capital	XX%	XX%	XX%	XX%
AllianceBernstein Variable Product Series Fund, advised by AllianceBernstein, L.P.
AllianceBernstein Variable Products Series Global Thematic Growth Portfolio (Class A)	Long-term growth of capital	XX%	XX%	XX%	XX%
AllianceBernstein Variable Products Series Small/Mid Cap Value Portfolio (Class A)	Long-term growth of capital	XX%	XX%	XX%	XX%
American Century Variable Portfolios, Inc., advised by American Century Investment Management, Inc.
American Century Variable Portfolios Balanced Fund (Class I)	Long-term capital growth and current income by investing approximately 60% of its assets in equity securities and the remainder in bonds and other fixed-income securities.	XX%	XX%	XX%	XX%
American Funds Insurance Series®, advised by Capital Research and Management Company
American Funds Global Growth Fund (Class 2)	Long-term growth of capital	XX%	XX%	XX%	XX%
American Funds Global Small Capitalization Fund (Class 2)	Long-term growth of capital	XX%	XX%	XX%	XX%
American Funds Growth Fund (Class 2)	Growth of capital	XX%	XX%	XX%	XX%
American Funds Growth-Income Fund (Class 2)	Long-term growth of capital and income	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
American Funds International Fund (Class 2)	Long-term growth of capital	XX%	XX%	XX%	XX%
BlackRock Variable Series Funds, Inc., advised by BlackRock Advisors, LLC
BlackRock Global Allocation V.I. Fund (Class I)	High total investment return	XX%	XX%	XX%	XX%
Delaware VIP® Trust, advised by Delaware Management Company[1]
Delaware VIP® Diversified Income Series* (Standard Class)	Maximum long-term total return consistent with reasonable risk	XX%	XX%	XX%	XX%
Delaware VIP® Emerging Markets Series* (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Delaware VIP® Limited-Term Diversified Income Series* (Standard Class)	Maximum total return, consistent with reasonable risk	XX%	XX%	XX%	XX%
Delaware VIP® REIT Series* (Standard Class) advised by Delaware Management Company	Maximum long-term total return, with capital appreciation as a secondary objective	XX%	XX%	XX%	XX%
Delaware VIP® Small Cap Value Series (Standard Class)	Capital appreciation	XX%	XX%	XX%	XX%
Delaware VIP® Smid Cap Core Series* (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Delaware VIP® U.S. Growth Series* (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Delaware VIP® Value Series* (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Deutsche DWS Variable Series II, advised by DWS Investment Management Americas, Inc.
DWS Alternative Asset Allocation VIP Portfolio (Class A)	Capital appreciation; a fund of funds	XX%	XX%	XX%	XX%
Fidelity® Variable Insurance Products, advised by Fidelity Management & Research Company
Fidelity® Variable Insurance Products Contrafund® Portfolio (Service Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Fidelity® Variable Insurance Products Growth Portfolio (Service Class)	To achieve capital appreciation	XX%	XX%	XX%	XX%
Fidelity® Variable Insurance Products Mid Cap Portfolio (Service Class)	Long-term growth of capital	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Franklin Templeton Variable Insurance Products Trust, advised by Franklin Advisers, Inc. for the Franklin Income VIP Fund and by Franklin Mutual Advisers, LLC for the Franklin Mutual Shares VIP Fund
Franklin Income Variable Insurance Products Fund (Class 1)	To maximize income while maintaining prospects for capital appreciation	XX%	XX%	XX%	XX%
Franklin Mutual Shares Variable Insurance Products Fund (Class 1)	Capital appreciation; income is a secondary consideration	XX%	XX%	XX%	XX%
Templeton Global Bond VIP Fund (Class 1)	High current income consistent with preservation of capital; capital appreciation is a secondary objective	XX%	XX%	XX%	XX%
JP Morgan Insurance Trust, advised by J.P. Morgan Investment Management Inc.
JPMorgan Insurance Trust Global Allocation Portfolio (Class 1)	Maximize long-term total return	XX%	XX%	XX%	XX%
Legg Mason Partners Variable Equity Trust, advised by Legg Mason Partners Fund Advisor, LLC
ClearBridge Variable Mid Cap Portfolio (Class I), advised by LeggMason Partners Fund Advisor, LLC.	Long-term growth of capital	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Trust, advised by Lincoln Investment Advisors Corporation
Lincoln Variable Insurance Products Baron Growth Opportunities Fund (Service Class)	Capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products BlackRock Global Growth ETF Allocation Managed Risk Fund (Standard Class)	A balance between current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products BlackRock Global Real Estate Fund (Standard Class)	Total return through a combination of current income and long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products BlackRock Inflation Protected Bond Fund (Standard Class)	To maximize real return, consistent with preservation of real capital and prudent investment management	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Lincoln Variable Insurance Products BlackRock U.S. Growth ETF Allocation Managed Risk Fund (Standard Class)	A balance between current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Delaware Bond Fund (Standard Class)*	Maximum current income (yield) consistent with a prudent investment strategy	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Delaware Diversified Floating Rate Fund (Standard Class)*	Total return	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Delaware Social Awareness Fund (Standard Class)*	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Delaware Special Opportunities Fund (Standard Class)*	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Dimensional International Core Equity Fund (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Dimensional U.S. Core Equity 1 Fund (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Dimensional U.S. Core Equity 2 Fund (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Dimensional/Vanguard Total Bond Fund (Standard Class)	Total return consistent with the preservation of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Global Conservative Allocation Managed Risk Fund (Standard Class)	A high level of current income with some consideration given to growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Global Growth Allocation Managed Risk Fund (Standard Class)	A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds.	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Lincoln Variable Insurance Products Global Income Fund (Standard Class)	Current income consistent with the preservation of capital	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Global Moderate Allocation Managed Risk Fund (Standard Class)	A balance between a high level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds.	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Government Money Market Fund (Standard Class)[1]	Current income while (i) maintaining a stable value of your shares (providing stability of net asset value) and (ii) preserving the value of your initial investment preservation of capital).	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products JPMorgan High Yield Fund (Standard Class)	A high level of current income; capital appreciation is the secondary objective	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products MFS International Growth Fund (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products MFS Value Fund (Standard Class)	Capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Mondrian International Value Fund (Standard Class)	Long-term capital appreciation as measured by the change in the value of fund shares over a period of three years or longer	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Bond Index Fund (Standard Class)	To match as closely as practicable, before fees and expenses, the performance of the Barclays Capital U.S. Aggregate Index	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Conservative Index Allocation Fund (Standard Class)	A high level of current income, with some consideration given to growth of capital; a fund of funds	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Lincoln Variable Insurance Products SSGA Conservative Structured Allocation Fund: (Standard Class)	A high level of current income, with some consideration given to growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Developed International 150 Fund (Standard Class)	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Emerging Markets 100 Fund (Standard Class)	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA International Index Fund (Standard Class)	To approximate as closely as practicable, before fees and expenses, the performance of a broad market index of non-U.S. foreign securities	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Large Cap 100 Fund (Standard Class)	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Moderate Index Allocation Fund (Standard Class)	A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Moderate Structured Allocation Fund (Standard Class)	A balance between a high level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Moderately Aggressive Index Allocation Fund (Standard Class)	A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Moderately Aggressive Structured Allocation Fund (Standard Class)	A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Lincoln Variable Insurance Products SSGA S&P 500 Index Fund (Standard Class)[2]	To approximate as closely as practicable, before fees and expenses, the total rate of return of common stocks publicly traded in the United States, as represented by the S&P 500 Index	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Small-Cap Index Fund (Standard Class)	To approximate as closely as practicable, before fees and expenses, the performance of the Russell 2000 Index, which emphasizes stocks of small U.S. companies	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products SSGA Small-Mid Cap 200 Fund (Standard Class)	To maximize long-term capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products T. Rowe Price Growth Stock Fund (Standard Class)	Long-term capital growth	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products T. Rowe Price Structured Mid-Cap Growth Fund (Standard Class)	To maximize capital appreciation	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products U.S. Growth Allocation Managed Risk Fund (Standard Class)	High level of current income and growth of capital, with an emphasis on growth of capital; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Vanguard Domestic Equity ETF Fund (Standard Class)	Long-term capital appreciation; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Vanguard International Equity ETF Fund (Standard Class)	Long-term capital appreciation; a fund of funds	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Wellington Capital Growth Fund (Standard Class)	Capital growth	XX%	XX%	XX%	XX%
Lincoln Variable Insurance Products Wellington Mid-Cap Value Fund (Standard Class)	Long-term capital appreciation	XX%	XX%	XX%	XX%
MFS® Variable Insurance Trust, advised by Massachusetts Financial Services Company
MFS® Growth Series (Initial Class)	Capital appreciation	XX%	XX%	XX%	XX%

Underlying Fund and Adviser/Sub-adviser	Investment Objective	Current Expenses Ratio (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
MFS® Total Return Series (Initial Class)	Total return	XX%	XX%	XX%	XX%
MFS® Utilities Series (Initial Class)	Total return	XX%	XX%	XX%	XX%
Northern Lights Variable Trust, advised by ValMark Advisers, Inc.
TOPS® Balanced ETF Portfolio – (Class 2 Shares), advised by ValMark Advisers, Inc.	Long-term capital growth, income is secondary objective; a fund of funds	XX%	XX%	XX%	XX%
TOPS® Moderate Growth ETF Portfolio – (Class 2 Shares), advised by ValMark Advisers, Inc.	Long-term capital growth, income is secondary objective; a fund of funds	XX%	XX%	XX%	XX%
PIMCO Variable Insurance Trust, advised by PIMCO
PIMCO VIT CommodityRealReturn Strategy Portfolio (Administrative Class)	Maximum real return, consistent with prudent investment management	XX%	XX%	XX%	XX%
[1]	Investments in Delaware VIP Series, Delaware Funds, LVIP Delaware Funds or Lincoln Life accounts managed by Macquarie Investment Management Advisers, a series of Macquarie Investments Management Business Trust, are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in prepayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the series or funds or accounts, the repayment of capital from the series or funds or account, or any particular rate of return.
[2]	The Index to which this fund is managed is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by one or more of the portfolio’s service providers (licensee). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the licensees. S&P®, S&P GSCI® and the Index are trademarks of S&P and have been licensed for use by SPDJI and its affiliates and sublicensed for certain purposes by the licensee. The Index is not owned, endorsed, or approved by or associated with any additional third party. The licensee’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, or their third party licensors, and none of these parties or their respective affiliates or third party licensors make any representation regarding the advisability of investing in such products, nor do they have any liability for any errors, omissions, or interruptions of the Index.
Current Investment Restrictions for Optional Benefits – No-Lapse Guarantee Rider
We currently impose an investment restriction under the No-Lapse Guarantee rider. The current Underlying Fund investment restriction(s) applies:
When the No-Lapse Guarantee rider is in effect, you may only allocate Accumulation Value and Premium Payments to the Lincoln Variable Insurance Products Government Money Market Fund for:
(a)	the purposes described in the “Right to Examine Period” section of this prospectus; and
(b)	as an account from which you may transfer funds for the Dollar Cost Averaging program as described in the section headed “Optional Sub-Account Allocation Programs”.

Use of the money market Sub-Account other than as described above will result in the rider terminating.
SEC File Nos. 333-229198; 811-08557
EDGAR Contract Identifier C000210835

This initial summary prospectus incorporated by reference the prospectus and Statement of Additional Information (SAI) for the policy, both dated May 1, 2021, as may be amended or supplemented from time to time. The SAI may be obtain, free of charge, in the same manner as the prospectus.
SEC File Nos. 333-229198; 811-08557
EDGAR Contract Identifier C000210835